Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement” by and among Freescale Semiconductor, Inc. (the “Company”), Freescale Holdings GP, Ltd. ( “Freescale GP”), and                      (the “Executive”) is dated as of the          day of                     , 2008 (the “Effective Date”).

WHEREAS, the Board of Directors of the Company (the “Board”) and the Board of Directors of Freescale GP (the “Parent Board”), the managing general partner of Freescale Holdings, L.P. (the “Parent”) have determined that it is in the best interests of the Company and its parent companies and stockholders for the Executive to continue to serve the Company on the terms and conditions set forth in this Agreement;

WHEREAS, the Executive desires to accept the service, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for valuable consideration received, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1. Employment Period. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the Date of Termination, as defined below (the period of such employment to be called the “Employment Period”).

2. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive will serve the Company with such duties and responsibilities as are assigned from time to time by the Chief Executive Officer of the Company. The Executive’s principal location of employment will be at the principal headquarters of the Company [or the Executive’s current primary location]; provided, however, that the Executive may be required under reasonable business circumstances to travel outside of the applicable principal location [or current primary location] of employment in connection with the performance of his duties under this Agreement.

(ii) The Executive agrees that during the Employment Period, he will devote all of his business time, energies and talents to the performance of his duties, and in accordance with each of the Company’s corporate governance guidelines, Conflict of Interest and Insider Trading policies, standard operating policies, Code of Business Conduct and Ethics and any other published Company policies as revised from time to time (collectively, the “Company Policies”). During the Employment Period the Executive may, subject to the requirements of Section 10 below (A) serve on corporate, civic or charitable boards or committees; provided, that, the Executive obtain the approval required by Company Policies prior to service on any corporate board, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments; provided, that, the Executives ensures that the activities described in this Section 2(a)(ii) do not interfere with the performance of the Executive’s responsibilities under this Agreement, or violate any Company Policies. The Executive acknowledges that he has been provided copies of the existing Company Policies.

(b)	Compensation.

(i) Base Salary. During the Employment Period, the Executive will receive an annualized base salary of not less than $                     (including any future increases, the “Base Salary”), payable in biweekly installments pursuant to the Company’s normal payroll practices. During the Employment Period, the current Base Salary will be reviewed for increase at such time, and in the same manner, as the salaries of senior executives of the Company are reviewed generally.

(ii) Annual Bonus. For each calendar year of the Company completed during the Employment Period, the Executive will be eligible to receive an annual cash bonus (“Annual Bonus”) based upon performance targets that are established by the Compensation and Leadership Committee of the Board or the Parent Board (collectively, the “Committee”); provided that, the Executive’s target Annual Bonus will initially be equal to $                     (the “Target Bonus”), and the determination of the Company’s and Executive’s success at meeting performance targets and the actual amount of any Annual Bonus will be at the discretion of the Committee. During the Employment Period, the Target Bonus will be reviewed for increase at such time, and in the same manner, as the target bonuses of senior executives of the Company are reviewed generally. The Annual Bonus will be paid as soon as practicable following the determination of the bonus by the Compensation and Leadership Committee and in no event later than the 75th day after the Date of Termination.

(iii) Long-Term Incentive Awards. The Executive will be eligible to participate in any long-term incentive plans or programs established by the Company or any of its affiliates for its senior executives generally, at levels commensurate with the benefits provided to other senior executives, and subject to all rules, conditions and obligations contained in the plans or agreements documenting the awards.

(iv) Benefits. During the Employment Period, the Executive will be eligible for participation in the welfare, retirement, perquisite and fringe benefit and other benefit plans, practices, Company Policies and programs, as may be in effect from time to time, for senior executives of the Company generally; provided that any severance payments or benefits to be received under any plans, practices, Company Policies and programs will be offset and reduced by any severance benefits or payments received under this Agreement.

(v) Expenses. During the Employment Period, the Executive will be eligible for prompt reimbursement for business expenses reasonably incurred by the Executive in accordance with Company Policies. All expenses reimbursable under this Agreement will be reimbursed no later than the 75th day after the Date of Termination.

(vi) Paid Time Off. During the Employment Period, the Executive will be eligible for paid time off in accordance with Company Policies.

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(c) Other Entities. The Executive agrees to serve upon request, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other entities, controlled by, controlling, or under common control with the Company (Company “affiliate” or “affiliates”), including entities in which the Company has a significant investment (collectively, the Company and such entities, called the “Affiliated Group”), as determined by the Company.

3. Termination of Employment. (a) Death or Disability. The Executive’s employment will terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that a Disability (as defined below) of the Executive has occurred during the Employment Period, it may provide the Executive with written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company will terminate effective on the 30th day after the Executive receives the notice (the “Disability Effective Date”); provided that, within the 30-day period after receipt of the notice the Executive does not return to full time performance of the Executive’s duties. “Disability” means the inability of the Executive to perform his duties with the Company on a full-time basis for 180 consecutive or intermittent days in any one-year period as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. If the Parties cannot agree on a licensed physician, each Party will select a licensed physician and the two physicians will select a third, and the third physician will be the approved licensed physician for this purpose.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. “Cause” means:

(i) the Executive’s willful or gross misconduct in the performance of his duties that causes material harm to the Company or any of its affiliates; or

(ii) the Executive has committed fraud, misappropriation or embezzlement against the Company or any of its affiliates;

(iii) the Executive has committed a felony that constitutes a crime involving moral turpitude;

(iv) the Executive’s failure to preserve documents or records in accordance with the Company’s Records Management policy, including any instructions to preserve documents in connection with threatened or pending litigation, government or internal investigations or inquiries from government agencies or similar entities; or

(v) the Executive’s failure to cooperate in any investigation conducted by the Company or a government entity.

(c) Voluntary Termination. The Executive may voluntarily terminate his employment for any reason (in addition to death, Disability or retirement), and the termination will not be deemed to be a breach of this Agreement.

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(d) Notice of Termination. Any termination by the Company for Cause or without Cause must be communicated by Notice of Termination to the Executive in accordance with Section 12(b) of this Agreement. A “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment and (iii) if the Date of Termination (as defined below) is other than the date the notice is received, specifies the termination date. The failure by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause will not waive any right or preclude the Company from asserting a fact or circumstance to enforce the Company’s rights.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified within 30 days of the notice, (ii) if the Executive’s employment is terminated by the Company other than for Cause, the 30th day after the Notice of Termination is given, (iii) if the Executive voluntarily resigns, the date on which the Executive notifies the Company of the termination, (iv) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, or (v) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date.

(f) Separation From Service Under Section 409A. Notwithstanding the foregoing, the Executive will not be entitled to the benefits provided in Sections 4 or 5 on account of termination of employment unless the Executive has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4. Obligations of the Company upon Termination.

(a) Other than for Cause. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, death or Disability:

(i) the Company will pay to the Executive in a lump sum in cash within 30 days after the Date of Termination, or in the case of a Prorated Bonus Payment (as defined below) within 30 days after the prorated bonus can be calculated by the Company, or, if later, as provided in Section 8 below, the aggregate of the following amounts:

A. the sum of (1) the Executive’s accrued but unpaid Base Salary and any accrued but unused paid time off pay through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 2(b)(v) but have not been reimbursed by the Company as of the Date of Termination, subject to the deadline for payment set forth in Section 2(b)(v), and (3) the Executive’s Annual Bonus for the calendar year immediately preceding the calendar year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination (at the time such Annual Bonus would otherwise have been paid) (collectively, the “Obligations”); and

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B. for the calendar year in which the Date of Termination occurs, payment of a prorated portion of the Executive’s Annual Bonus (the “Prorated Bonus Payment”); the Prorated Bonus Payment will be calculated at target if the Date of Termination occurs prior to the end of the first fiscal quarter; the Prorated Bonus Payment will be adjusted for actual Company performance under the then current Company bonus plan through the fiscal quarter preceding the Date of Termination if the Date of Termination occurs after the first fiscal quarter; the plan formula will be used to complete the calculation of the projected Annual Bonus amount, and then that amount will be multiplied by a fraction, the numerator of which is the number of days in such year through the Date of Termination and the denominator of which is 365) to determine the Prorated Bonus Payment, if any; and

C. if the Date of Termination occurs on or before December 31, 2009, the amount equal to the product of (x) two and (y) the Executive’s Base Salary. If the Date of Termination occurs after December 31, 2009, the amount equal to the product of (x) 1.5 and (y) the Executive’s Base Salary; and

(ii) if the Date of Termination occurs on or before December 31, 2009, for two years after the Executive’s Date of Termination, the Company will continue medical and life insurance benefits to the Executive (and, if applicable, to any dependents of the Executive who received benefits under his coverage prior to the Date of Termination) at least equal to those that would have been provided to the Executive (and to any dependent) in accordance with the plans, programs, practices and Company Policies of the Company if the Executive’s employment had not been terminated; provided that the Executive continues to make all required contributions. If the Date of Termination occurs after December 31, 2009, the period of benefit continuation described in this section will be 18 months instead of two years; and

(iii) the Company will timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates (such amounts and benefits, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination.

(iv) If the Executive’s employment with the Company terminates on or before November 30, 2008 and the circumstances of the termination result in the Executive qualifying for payments and benefits under the Freescale Semiconductor, Inc. Officer Change in Control Severance Plan (the “CIC Plan”), the Executive will receive the payments and benefits under the CIC Plan and will not be eligible to receive payments or benefits under this Section 4(a), or under any other section of this Agreement.

Except with respect to payments and benefits under Sections 4(a)(i)(A)(l),4(a)(i)(A)(2) and 4(a)(iv), all payments and benefits under this Section 4(a) are conditioned upon the Executive delivering to the Company, and not revoking, a signed release of claims substantially in the form of Exhibit A within fifty-two days following Executive’s termination date.

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(b) Cause; Voluntary Termination. If the Executive’s employment is terminated for Cause or the Executive voluntarily terminates his employment during the Employment Period, this Agreement will terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses 4(a)(i)(A)(1), and 4(a)(i)(A)(2) above, and the timely payment or provision of the Other Benefits.

(c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement will terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the obligation to pay or provide to the Executive’s beneficiaries the amounts in clauses 4(a)(i)(A)(1), 4(a)(i)(A)(2) and 4(a)(i)(A)(3) and the timely payment or provision of the Other Benefits.

(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement will terminate without further obligations to the Executive, other than the obligation to pay or provide to the Executive the amounts in clauses 4(a)(i)(A)(1), 4(a)(i)(A)(2) and 4(a)(i)(A)(3) and the timely payment or provision of the Other Benefits.

5. Change in Control Benefits. If a Change in Control (as defined below) of the Company occurs after November 30, 2008, and prior to the first anniversary of such Change in Control, the Executive’s employment is terminated other than for Cause, death or Disability or the Executive resigns for Good Reason (as defined below), the Executive is entitled to receive the following benefits payable in a lump sum within ten days following the Executive’s Date of Termination or, if later, as soon as practicable following the earliest date on which such payment would avoid imposition of penalties under Section 409A of the Code:

(a) The Obligations; and

(b) the Prorated Bonus Payment; and

(c) two times the Executive’s Base Salary on the Date of Termination; and

(d) the amount equal to two times the Executive’s Target Bonus on the Date of Termination; and

(e) health, medical, life and long-term disability benefits for two years comparable to the Executive’s benefits immediately prior to the Change in Control, or if the Executive is unable to continue to participate in the Company’s health, medical, life and long-term disability plans, the Company will provided the Executive comparable benefits on an after-tax basis. The benefits will be no less favorable than as in effect immediately prior to the Change in Control. The Executive will be eligible for COBRA benefits at the end of the two-year period.

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Notwithstanding the foregoing, if the Company adopts a Change in Control severance plan for senior executives generally with more generous benefits than the benefits outlined above, the Executive will be entitled to those more generous benefits to the extent applicable in lieu of benefits provided in this Section 5.

If the Executive is terminated by the Company (other than for Cause) within the six-month period prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, then the Executive will be entitled to receive the benefits listed in Sections 5(a) through (d) above.

If the Executive becomes entitled to payments under this Section 5, he will not be entitled to any payments or benefits under Section 4.

6. Definitions of Change in Control and Good Reason.

(a) The term “Change in Control” as used in this Agreement will mean any of the following: (i) a Change of Control within the meaning of the Investors Agreement; (ii) directly or indirectly a sale, transfer or other conveyance of all or substantially all of the assets of Freescale Semiconductor, Inc. (“Freescale”), on a consolidated basis, to any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), as an entirety or substantially as an entirety in one transaction or series of related transactions; (iii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than one or more Qualified Institutional Investors, is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), directly or indirectly, of more than 50% of the total voting power of all Voting Stock then outstanding of Freescale, provided that for so long as (x) the Partnership and its subsidiaries own more than 50% of the total voting power of all Voting Stock of Freescale and (y) one or more Qualified Institutional Investors own more than 50% of the total voting power of all Voting Stock of the general partner of the Partnership, such Qualified Institutional Investors will be deemed to beneficially own the Freescale Voting Stock owned by the Partnership and its subsidiaries.

(b) The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in the clauses of this Section 6(b) occurs and the Executive provides the Company with written notice within 30 days after the Executive has knowledge of the occurrence or existence of the event or circumstance (the notice must specifically identify the event or circumstance that the Executive believes constitutes Good Reason), (y) the Company fails to correct the event or circumstance within 30 days after the receipt of the notice, and (z) the Executive resigns within 60 days after the date of delivery of the notice referred to in clause (x) above. “Good Reason” for purposes of the Change in Control sections of this Agreement means, in the absence of the Executive’s written consent, any of the following:

(i) a material reduction by the Company in the Executive’s Base Salary or Target Bonus unless the Base Salary or Target Bonus of all senior executives is reduced by a similar percentage or amount as part of company-wide cost reductions; or

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(ii) a material reduction in the aggregate level of employee benefits made available to the Executive when compared to the benefits made available to the Executive at any time during the Employment Period, unless the reduction is applicable to senior executives of the Company generally; or

(iii) a material diminution in the Executive’s duties or responsibilities (other than as a result of the Executive’s physical or mental incapacity which impairs his ability to materially perform his duties or responsibilities as confirmed by a doctor reasonably acceptable to the Executive or his representative and such diminution lasts only for so long as such doctor determines such incapacity impairs the Executive’s ability to materially perform his duties or responsibilities). A lateral job change that does not materially diminish the Executive’s duties or responsibilities and does not affect the Executive’s reporting relationship will not constitute Good Reason; or

(iv) the Company requiring the Executive’s principal location of employment to be at any office or location more than 35 miles from the principal headquarters of the Company [or, the Executive’s current principal location] (other than any such change in location which is not materially adverse to the Executive, and other than to the extent agreed to or requested by the Executive) on the Effective Date; or

(v) a failure of the Company to comply with Section 11(b); provided that the Executive is willing and able to execute a new contract providing terms and conditions substantially similar to those in this Agreement and to continue providing services to the Company.

(c) Notice of Termination for Good Reason. Any termination by the Executive for Good Reason must be communicated by Notice of Termination for Good Reason to the Company in accordance with Section 12(b) of this Agreement. A “Notice of Termination for Good Reason” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment and (iii) if the Date of Termination is other than the date the notice is received, specifies the termination date. Except as provided in Section 6(b) above, the failure by the Executive to set forth in the Notice of Termination for Good Reason any fact or circumstance that contributes to a showing of Good Reason will not waive any right or preclude the Executive from asserting a fact or circumstance to enforce the Executive’s rights.

(d) Date of Termination for Good Reason. If the Executive’s employment is terminated by the Executive for Good Reason, the Date of Termination is the date of receipt of the Notice of Termination for Good Reason or any later date specified within 30 days of the notice,

7. Change in Control.

(a) In the event of a Change in Control at a time when the common stock of the Company or any of its affiliates is not readily tradeable on an established securities market or otherwise, within the meaning of Section 280G(b)(5)(A)(ii) of the Code, the parties will use their

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best efforts to satisfy the “shareholder approval requirements” of that section in a manner designed to preserve the full economic benefit to the executive of any payments or benefits otherwise due to the Executive.

(b) In the event of a Change in Control other than at a time when the common stock of the Company or any of its affiliates is not readily tradeable on an established securities market or otherwise, within the meaning of Section 280G(b)(5)(A)(ii) of the Code, and it is determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company will pay the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax (as defined below), and any federal, state and local income tax, employment tax and Excise Tax imposed upon the Gross-Up Payment, will be equal to the Payment. Notwithstanding the foregoing provisions of this Section 7, if it is determined that the Executive is entitled to the Gross-Up Payment, but that the payment does not exceed 110% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to the Executive and the amounts payable under Section 5 will be reduced so that the Payment equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, will be made in such a manner as to maximize the value of all payments actually made to the Executive. For purposes of reducing the Payment to the Safe Harbor Amount, only amounts payable under Section 5 may be reduced. If the reduction of the amount payable under Section 5 above would not result in a reduction of the Payment to the Safe Harbor Amount, no amounts payable under the Agreement will be reduced pursuant to this Section 7. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. For purposes of determining the amount of the Gross-Up Payment, unless the Executive specifies that other rates apply, the Executive will be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Executive’s Date of Termination, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. The term “Safe Harbor Amount” means the maximum Payment that the Executive may receive without the Payment constituting an “excess parachute payment” within the meaning of 280G of the Code.

(c) All determinations to be made under this Section 7 will be made by the Company’s independent public accounting firm immediately prior to the Change in Control or another independent public accounting firm selected by the Company prior to the Change in Control (the “Accounting Firm”). The Accounting Firm will provide its determinations and any supporting calculations both to the Company and the Executive within 20 days after the Change in Control. Any such determination by the Accounting Firm will be binding upon the Company and the Executive.

(d) The Executive must notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as soon as practicable but no later than ten

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business days after the Executive knows of such claim and will apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive will not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order to contest such claim effectively, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, imposed as a result of the representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7, the Company will control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine. If the Company directs the Executive to pay the claim and sue for a refund, the Company must advance the amount of such payment to the Executive on an interest-free basis and indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties imposed with respect to such advance or with respect to any imputed income with respect to such advance. Any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due will be limited solely to the contested amount. The Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive will be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, the Executive becomes entitled to receive any refund with

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respect to the claim, the Executive must (subject to the Company’s complying with the requirements of subsection (c)) promptly pay to the Company the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto. If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 7, a determination is made that the Executive is not entitled to any refund with respect to the claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the advance will be forgiven and will not be required to be repaid and the amount of the advance will offset the amount of Gross-Up Payment required to be paid.

(f) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b), (c) and (d) above will be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b), (c) and (d) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

(g) The Company must pay the Gross-Up Payment as and when the related Excise Tax is incurred. The Gross-Up Payment must be paid in accordance with Section 409A of the Code. In order to comply with Section 409A of the Code, any Gross-Up Payments will be made as soon as practicable but in no event later than the 75th day after the Date of Termination. If the amount of a Gross-Up Payment cannot be fully determined by the date on which the applicable portion of the Payment becomes subject to the Excise Tax (“Payment Date”), the Company must pay to the Executive by the Payment Date an estimate of such Gross-Up Payment, as determined by the Accounting Firm, and the Company must pay to the Executive the remainder of such Gross-Up Payment (if any) as soon as the amount can be determined, but in no event later than 20 days after the payment date.

8. Six-Month Waiting Period for Distributions Upon Separation From Service. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service will instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier).

9. Full Settlement. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and the amounts will not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment. To the extent permitted by applicable law, the Company will reimburse the Executive for all legal costs and expenses reasonably incurred (and documented in invoices) in connection with any dispute under this Agreement, so long as the Executive substantially prevails in the dispute.

10. Covenants. The Executive hereby acknowledges and agrees that he is bound by the Restrictive Covenants set forth in Exhibit B (the “Restrictive Covenants”).

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11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company may not be assigned by the Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

12. Miscellaneous. (a) This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The Parties agree to submit to the jurisdiction and venue of the courts of the State of Texas, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions and have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties or their respective successors and legal representatives.

(b) All notices and other communications under this Agreement must be in writing and must be given by hand delivery to the other Party or by Federal Express, UPS or similar carrier, addressed as follows:

If to the Executive:

At the most recent address on file for the Executive at the Company.

If to the Company:

Freescale Semiconductor, Inc.
6501 William Cannon Drive West Austin, TX 78735
Attention: General Counsel

or to such other address as either Party furnishes to the other in writing. Notice and communications will be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes required to be withheld pursuant to any applicable law or regulation.

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(e) Except as provided in Section 6(b) above, the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have will not be deemed to be a waiver of any other provision or right in this Agreement.

(f) From and after the Effective Date, this Agreement will supersede any other employment agreement or understanding between the Parties except as otherwise specifically set forth in this Agreement.

(g) The Executive may not issue a press release or otherwise publicly disclose the Executive’s employment or termination from employment with the Company without the Company’s written consent as to the content and timing of the disclosure.

13. Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Company, the Executive must immediately resign as of the Date of Termination or the Date of Termination for Good Reason from all positions that he holds or has ever held with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, all boards of directors of any member of the Affiliated Group. The Executive agrees to execute any and all documentation to effectuate the resignations upon request by the Company, but he will be treated for all purposes as having resigned on the Date of Termination or the Date of Termination for Good Reason, regardless of when or whether he executes any such documentation.

14. Director’s and Officer’s Insurance; Indemnification.

(a) The Company will indemnify the Executive, to the fullest extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost and expenses of legal counsel, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or any of its subsidiaries or affiliates.

(b) The Executive will be covered at the Company’s expense during the entire term of this Agreement and for at least six (6) years after the Date of Termination by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of the Company or its affiliates; provided that officer and director liability insurance is commercially available to the Company.

(c) The Executive will repay any costs, charges or expenses paid by the Company under Section 14(a) or (b) if the Executive’s actions or omissions that are the subject of the action, suit or proceeding constituted Cause for termination of employment as defined in this Agreement.

15. Section 409A. If it is determined that any amount due the Executive under the terms of this Agreement has been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the Parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Executive’s economic rights.

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EXECUTIVE

FREESCALE SEMICONDUCTOR, INC.
FREESCALE HOLDINGS GP, LTD.

By:
Title:

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EXHIBIT A

FORM OF RELEASE

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made as of this [    ] day of [                    ], [        ], by and between Freescale Semiconductor, Inc. (the “Company”), Freescale Holdings GP, Ltd. (the “Parent”), and                              (the “Executive”).

1.

Executive hereby voluntarily, knowingly and willingly releases and forever discharges Parent, the Company, and each of their respective subsidiaries and affiliates, and each of their respective officers, directors, partners, members, shareholders, employees, attorneys, representatives and agents, and each of their predecessors, successors and assigns (collectively, the “Company Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them Executive or Executive’s executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have by reason of any matter, cause or thing whatsoever (a) arising prior to the time Executive signs this Release; (b) arising prior to the time Executive signs this Release out of or relating to Executive’s employment with the Company; or (c) arising prior to the time Executive signs this Release out of or relating to (i) the Employment Agreement between the Company, the Parent and the Executive, dated                         , (ii) the Investors Agreement by and among Freescale Holdings L.P., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Corporation and Certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006 (the “Investors Agreement”), (iii) the Amended and Restated Agreement of Exempted Limited Partnership of Freescale Holdings L.P., a Cayman Islands exempted limited partnership, dated February 11, 2008, as amended from time to time, (iv) the Registration Rights Agreement by and among Freescale Holdings L.P. and Certain Freescale Holdings L.P. Investors, dated as of December 1, 2006, (v) the Freescale Holdings L.P. 2006 Interest Plan, (vi) the Freescale Holdings L.P. Award Agreement by and between Freescale Holdings L.P., a Cayman Islands limited partnership and Executive, dated [                    ] [    ], 2008, or any other agreement, contract, plan, practice, policy or program of the Company. This Release includes, but is not limited to, any rights or claims arising under any statute, including the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the federal Age Discrimination in Employment Act of 1967 or any other foreign, federal, state or local law or judicial decision, including, but not limited to, the Texas Commission on Human Rights Act, the California Fair Employment and Housing Act, the California Family Right Act, California Labor Code Section 1400 et seq (CA WARN) and any rights or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and any of the Company Releasees. The foregoing Release will not apply to (i) claims that cannot be released under applicable law, including, but not

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limited to, any claim for unpaid wages, workers’ compensation benefits, unemployment benefits and any claims under Section 2802 of the California Labor Code; (ii) legally mandated benefits; (iii) vested benefits, if any, under any equity plan, qualified or nonqualified savings and pension plans in which Executive may have participated during his employment with the Company or its affiliates; (iv) any claim related to indemnification for acts performed while the Management Representative under the Investors Agreement or while an officer or director of the Company or its affiliates as permitted under applicable law and the bylaws of the Company or its affiliates, as appropriate; or (v) any claim that may be raised by Executive in his capacity as an equityholder of the Company or its affiliates. Executive represents that Executive has no complaints, charges or lawsuits pending against the Company or any of the Company Releasees.

2.	Executive has a twenty-one (21) day period to consider the Release before deciding whether to sign it, and will have seven (7) additional days from the date of signing to revoke his consent to the Release. Any revocation must be made in writing so as to be received by the Company prior to the eighth (8th) day following Executive’s signing of this Release. If no revocation occurs, the Release will become effective on the eighth (8th) day following Executive’s signing of this Release.

3.	This Release will be governed and construed in accordance with the laws of Texas, without reference to its principles of conflicts of law; provided, however, that if there is a judicial determination that the laws of the State of Texas are not applicable, the parties agree that this Agreement will be governed by the laws of the State of New York.

IN WITNESS WHEREOF, Executive, the Parent and the Company have executed the Release as of the date and year first written above.

EXECUTIVE

FREESCALE SEMICONDUCTOR, INC.

By:
Title:

FREESCALE HOLDINGS GP, LTD.

By:
Title:

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EXHIBIT B

Restrictive Covenants.

Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s employment that is not public knowledge (other than as a result of the Executive’s violation of this Section (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities with the Affiliated Group. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of employment for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The Executive agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with its senior executives.

Work Product and Inventions. The Affiliated Group and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or

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registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s employment with the Affiliated Group, and arising from or relating to such employment or the business of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

Non-Recruitment of Affiliated Group Employees. The Executive shall not, at any time during the Nonsolicitation Restricted Period (as defined below), without the prior written consent of the Affiliated Group, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Nonsolicitation Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment. If the Date of Termination occurs on or before December 31, 2009, the “Nonsolicitation Restricted Period” shall mean the period from the Effective Date through the second anniversary of the Executive’s Date of Termination. If the Date of Termination occurs after December 31, 2009, the “Non-Solicitation Restricted Period” shall extend from the Effective Date through the period ending 18 months after the Executive’s Date of Termination.

Non-Competition – Solicitation of Business. During the Noncompetition Restricted Period (as defined below), the Executive shall not, either directly or indirectly, compete with the business of the Affiliated Group by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any significant business of the Affiliated Group as of the date of termination (or any significant business that is being actively pursued as of the date of termination by the Affiliated Group). If the Date of Termination occurs on or before December 31, 2009, the “Noncompetition Restricted Period” shall mean the period from the Effective Date through the second anniversary of the Executive’s Date of Termination. If the Date of Termination occurs after December 31, 2009, the “Noncompetition Restricted Period” shall extend from the Effective Date through the period ending 18 months after the Executive’s Date of Termination.

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Assistance. The Executive agrees that during and after his employment by the Affiliated Group, upon request by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Affiliated Group. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section (e) shall be at mutually agreed to and convenient times.

Remedies. The Executive acknowledges and agrees that the terms of this Exhibit B: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that the Executive’s breach of the provisions of this Exhibit B will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. If any of the provisions of this Exhibit B are determined to be wholly or partially unenforceable, the Executive hereby agrees that Exhibit B or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Exhibit B are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.

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